DENNY’S CORPORATION ANNOUNCES NEW $250 MILLION SHARE REPURCHASE AUTHORIZATION SPARTANBURG, S.C., December 2, 2019 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America’s largest franchised full-service restaurant chains, today announced that the Company’s Board of Directors approved a new multi-year share repurchase program authorizing the purchase of an additional $250 million of Common Stock. This is in addition to repurchases previously authorized. Under the new authorization, the Company may purchase its Common Stock from time to time in the open market or in privately negotiated transactions. The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s shares, trading volume and general market conditions. Mark Wolfinger, Executive Vice-President, Chief Administrative Officer and Chief Financial Officer, stated, “The ongoing progress with the revitalization of Denny’s and the evolution to a more highly franchised and asset-light business model further supports our confidence that our ongoing efforts are creating value for our shareholders. The new $250 million repurchase program enhances our ability to return capital to shareholders as we work to grow our Adjusted Free Cash Flow and Adjusted Earnings per Share. With this new share repurchase authorization, our cumulative share repurchase authorizations exceed $800 million since beginning the program in 2010.” About Denny’s Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 25, 2019, Denny’s had 1,706 franchised, licensed, and company restaurants around the world including 140 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Aruba, and Indonesia. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com. Investor Contact: Curt Nichols 877-784-7167 Media Contact: Hadas Streit, Allison+Partners 646-428-0629 1